Filed Pursuant to Rule 424(b)(5)
Registration No. 333-281071
Prospectus Supplement
(To Prospectus Dated July 29, 2024)

Netflix, Inc.
$1,000,000,000 4.90% Senior Notes due August 15, 2034

$800,000,000 5.40% Senior Notes due August 15, 2054
The 4.90% Senior Notes due 2034 will mature on August 15, 2034 and the 5.40% Senior Notes due 2054 will mature on August 15, 2054. We refer to the 4.90% Senior Notes due 2034 as the “2034 notes”, to the 5.40% Senior Notes due 2054 as the “2054 notes”, and to the 2034 notes and the 2054 notes collectively as the “notes.” Interest on the notes will be payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 2025.
We may redeem the notes in whole or in part at any time prior to their maturity at the redemption prices described in this prospectus supplement.
The notes are being offered globally for sale only in jurisdictions where it is lawful to make such offers and sales.
	Public Offering Price(1)	Underwriting Discount	Proceeds to Netflix, Inc. (Before Expenses)
Per 2034 Note	99.614%	0.400%	99.214%
2034 Notes Total	$996,140,000	$4,000,000	$992,140,000
Per 2054 Note	99.790%	0.750%	99.040%
2054 Notes Total	$798,320,000	$6,000,000	$792,320,000
Total	$1,794,460,000	$10,000,000	$1,784,460,000
(1)	Plus accrued interest, if any, from August 1, 2024.
Investing in the notes involves risks. See “Risk Factors” beginning on page S-7.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect to deliver the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking S.A. and Euroclear Bank, SA/NV, as operator of the Euroclear System, on or about August 1, 2024, which is the second business day following the date of this prospectus supplement (this settlement cycle is referred to as “T+2”). See “Underwriting”.
Joint Book-Running Managers
Morgan Stanley	Goldman Sachs & Co. LLC	J.P. Morgan	Wells Fargo Securities
Citigroup	Santander	SOCIETE GENERALE
Co-Managers
ANZ Securities	BNP PARIBAS	BofA Securities	HSBC	RBC Capital Markets
Standard Chartered Bank	Drexel Hamilton	Loop Capital Markets	R. Seelaus & Co., LLC	Ramirez & Co., Inc.
July 30, 2024

We are responsible only for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to give you any other information, and we and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate as of any date other than the date of the document containing the information. Our business, financial condition and results of operations may have changed since the applicable date.
S-i

Prospectus Supplement
Prospectus
S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which includes more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” on page S-36.
In this prospectus supplement, except as otherwise indicated or unless the context otherwise requires, “Netflix”, “the Company”, “we”, “us” and “our” refer to Netflix, Inc. and its consolidated subsidiaries. This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include trademarks owned by us or other companies. All trademarks, servicemarks and tradenames included or incorporated by reference in this prospectus supplement or the accompanying prospectus are the property of their respective owners.
Currency amounts in this prospectus supplement are stated in U.S. dollars.
S-iii

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This prospectus supplement and the information incorporated by reference in this prospectus supplement contains certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in or incorporated by reference into this prospectus supplement, other than statements of historical fact, are forward-looking statements. Forward-looking statements may contain words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” and similar expressions and the negative of these terms, or other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding: our core strategy; our ability to improve our content offerings and service; our future financial performance, including expectations regarding revenues, deferred revenue, operating income and margin, net income, expenses, and profitability; liquidity, including the sufficiency of our capital resources, net cash provided (used in) operating activities, and access to financing sources; capital allocation strategies, including any stock repurchases or repurchase programs; seasonality; impact of foreign exchange rate fluctuations, including on net income, revenues and average revenues per paying member; expectations regarding hedging activity; impact of interest rate fluctuations; adequacy of existing facilities; future regulatory changes and their impact on our business; intellectual property; price changes and testing; accounting treatment for changes related to content assets; acquisitions; membership growth, including impact of content and pricing changes on membership growth; member viewing patterns; future contractual obligations, including unknown content obligations and timing of payments; our global content and marketing investments, including investments in original programming; content amortization; resolution of tax examinations; tax expense; unrecognized tax benefits; deferred tax assets; our ability to effectively manage change and growth; and our anticipated use of proceeds from this offering of notes. These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those included in forward-looking statements, including but not limited to, those detailed under the heading “Risk Factors” below, and under a similar heading in our most recently filed Annual Report on Form 10-K, and other risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings. Forward-looking statements are based on management’s estimates, projections and assumptions as of the date they were made, and we assume no obligation to revise or update any such statements. See “Where You Can Find More Information.”
S-iv

SUMMARY
The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and in the other documents that we subsequently file with the SEC.
Our Business
We are one of the world’s leading entertainment services with over 277 million paid memberships in over 190 countries enjoying TV series, films and games across a wide variety of genres and languages. Members can play, pause and resume watching as much as they want, anytime, anywhere, and can change their plans at any time.
Our core strategy is to grow our business globally within the parameters of our operating margin target. We strive to continuously improve our members’ experience by offering compelling content that delights them and attracts new members. We seek to drive conversation around our content to further enhance member joy, and we are continuously enhancing our user interface to help our members more easily choose content that they will find enjoyable.
Corporate Information
Our principal executive offices are located at 121 Albright Way, Los Gatos, California 95032 and our telephone number is (408) 540-3700. We maintain a website at ir.netflix.net. The information on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the notes offered hereby, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.
Issuer
Netflix, Inc.
Notes Offered
$1,000,000,000 aggregate principal amount of 4.90% Senior Notes due 2034 and $800,000,000 aggregate principal amount of 5.40% Senior Notes due 2054.
Interest
The 2034 notes will bear interest at the rate of 4.90% per annum, which will be paid on February 15 and August 15 of each year, commencing February 15, 2025. The 2054 notes will bear interest at the rate of 5.40% per annum, which will be paid on February 15 and August 15 of each year, commencing February 15, 2025.
Maturity Dates
The 2034 notes will mature on August 15, 2034. The 2054 notes will mature on August 15, 2054.
Ranking
The notes will be:
• our general unsecured obligations;
• effectively subordinated in right of payment to any of our secured indebtedness to the extent of the assets securing that indebtedness, and structurally subordinated to all existing and any future indebtedness and other liabilities of our subsidiaries;
• equal in right of payment with all of our existing and any future unsecured and unsubordinated indebtedness; and
• senior in right of payment to any of our existing and future indebtedness that is subordinated to the notes.
As of June 30, 2024:
• on a pro forma basis after giving effect to the issuance of the notes but not the anticipated use of proceeds therefrom, we would have had the equivalent of approximately $15.8 billion of total indebtedness, some of which is denominated in currencies other than the U.S. dollar (and none of which is secured); and
• our subsidiaries had approximately $5.3 billion of outstanding total liabilities (some of which is denominated in currencies other than the U.S. dollar), including trade payables and content liabilities but excluding (1) intercompany liabilities and (2) obligations of a type not required to be reflected on a balance sheet of such subsidiaries, all of which will be structurally senior to the notes.

Optional Redemption
We may redeem the notes, in whole or in part, at any time and from time to time, at our option, at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement.
Purchase of Notes Upon a Change of Control Triggering Event
Upon the occurrence of a change of control of Netflix and a contemporaneous downgrade of the notes below an investment grade rating by both Moody’s Investors Service Inc. and S&P Global Ratings, we will, in certain circumstances, be required to make an offer to purchase each of the 2034 notes and the 2054 notes at a price equal to 101% of the principal amount of the 2034 notes and the 2054 notes to be repurchased, respectively, plus any accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of Notes—Repurchase Upon a Change of Control.”
Use of Proceeds
We estimate that the net proceeds from the sale of the notes will be approximately $1.78 billion after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds for the repayment at maturity of our outstanding 5.875% Senior Notes due 2025, 3.000% Senior Notes due 2025 and 3.625% Senior Notes due 2025, and for general corporate purposes.
Additional Notes
We may from time to time, without consent of the holders of the notes, issue notes having the same terms and conditions as the notes of any series being offered hereby (except for the issue date, offering price and, if applicable, the first interest payment date). Additional notes issued in this manner will form a single series with the applicable outstanding series of notes; provided that unless the additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number or in connection with any physical notes, no CUSIP number.
Governing Law
State of New York.
Trustee, Paying Agent and Registrar
Computershare Trust Company, National Association.
Certain U.S. Federal Income Tax Considerations
Tax considerations are as set forth below under the heading “Certain U.S. Federal Income Tax Considerations” and in the section in the accompanying prospectus entitled “Certain U.S. Federal Income Tax Considerations.”

Risk Factors
You should consider carefully all the information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-7, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
The table below sets forth selected consolidated financial information for the periods presented. We derived the consolidated financial information as of December 31, 2023 and December 31, 2022 and for each of the years in the three-year period ended December 31, 2023 from our audited consolidated financial statements incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2023. We derived the consolidated financial information as of December 31, 2021 from our audited consolidated financial statements not incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2022. We derived the unaudited consolidated financial information as of June 30, 2024, and for the six months ended June 30, 2024 and June 30, 2023, respectively, from our unaudited consolidated condensed financial statements incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which in the opinion of management have been prepared on the same basis as our audited consolidated financial statements and include only normal recurring adjustments necessary for a fair presentation of our financial position and results of operations as of and for such periods. We derived the unaudited consolidated financial information as of June 30, 2023, from our unaudited consolidated condensed financial statements not incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which in the opinion of management have been prepared on the same basis as our audited consolidated financial statements and include only normal recurring adjustments necessary for a fair presentation of our financial position and results of operations as of such period. Our historical results are not necessarily indicative of the results to be expected in the future, and our results for the six months ended June 30, 2024 are not necessarily indicative of results to be expected for the full year or any future period.
The selected consolidated financial information should be read in conjunction with our consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.
	Six Months Ended		Year Ended
	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022	December 31, 2021

	(Unaudited)		(In thousands)
Selected consolidated statements of operations information:
Revenues	$18,929,750	$16,348,804	$33,723,297	$31,615,550	$29,697,844
Cost of revenues	10,151,216	9,477,095	19,715,368	19,168,285	17,332,683
Marketing	1,298,424	1,182,530	2,657,883	2,530,502	2,545,146
Technology and development	1,413,727	1,345,258	2,675,758	2,711,041	2,273,885
General and administrative	831,012	802,421	1,720,285	1,572,891	1,351,621
Operating income	5,235,371	3,541,500	6,954,003	5,632,831	6,194,509
Other income (expense)
Interest expense	(341,300)	(349,051)	(699,826)	(706,212)	(765,620)
Interest and other income (expense)	234,364	(44,243)	(48,772)	337,310	411,214
Income before income taxes	5,128,435	3,148,206	6,205,405	5,263,929	5,840,103
Provision for income taxes	(648,920)	(355,476)	(797,415)	(772,005)	(723,875)
Net income	4,479,515	2,792,730	5,407,990	4,491,924	5,116,228

	As of June 30,		As of December 31,
	2024	2023	2023	2022	2021

	(Unaudited)		(In thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$6,624,939	$7,662,788	$7,116,913	$5,147,176	$6,027,804
Content assets, net	31,927,355	32,520,774	31,658,056	32,736,713	30,919,539
Property and equipment (net)	1,510,958	1,471,968	1,491,444	1,398,257	1,323,453
Total assets	$49,098,895	$50,817,473	$48,731,992	$48,594,768	$44,584,663
Total content liabilities	6,420,219	7,289,799	7,044,643	7,561,427	7,387,180
Total debt (ST and LT)	13,980,065	14,469,538	14,543,261	14,353,076	15,392,895
Other non-current liabilities	2,637,397	2,389,915	2,561,434	2,452,040	2,459,164
Total liabilities	$26,986,202	$27,985,258	$28,143,679	$27,817,367	$28,735,415
Total stockholders’ equity	$22,112,693	$22,832,215	$20,588,313	$20,777,401	$15,849,248

RISK FACTORS
In considering whether to purchase the notes, you should carefully consider the risks described below and all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023. Additional risks and uncertainties that we do not currently know about, or that we currently believe are immaterial, may also adversely impact our business, financial condition and results of operations.
Risks Related to the Notes
We have a substantial amount of indebtedness and other obligations, including streaming content obligations, which could adversely affect our financial position, and we may not be able to generate sufficient cash to service our debt and other obligations, including the notes.
We have a substantial amount of indebtedness and other obligations, including streaming content obligations. Moreover, we may incur additional indebtedness in the future and incur other obligations, including additional streaming content obligations. Our ability to make payments on our debt and other obligations, including the notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. If we are unable to service our debt and other obligations, including the notes, from cash flows, we may need to refinance or restructure all or a portion of such obligations prior to maturity. If the financial markets become difficult or costly to access, including due to rising interest rates, fluctuations in foreign currency exchange rates or other changes in economic conditions, our ability to raise additional capital may be negatively impacted, and any refinancing or restructuring could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. As of June 30, 2024, after giving effect to the issuance of the notes but not the anticipated use of proceeds therefrom, we would have had the equivalent of approximately $15.8 billion aggregate principal amount of senior notes outstanding, some of which is denominated in currencies other than the U.S. dollar. In addition, we have entered into a revolving credit agreement (the “Revolving Credit Agreement”) that provides for a $3.0 billion unsecured revolving credit facility. As of June 30, 2024, we have not borrowed any amount under this revolving credit facility. As of June 30, 2024, we had approximately $6.4 billion of total content liabilities as reflected on our consolidated balance sheet, some of which is denominated in currencies other than the U.S. dollar. Such amount does not include streaming content commitments that do not meet the criteria for liability recognition, the amounts of which are significant. For more information on our streaming content obligations, including those not on our consolidated balance sheet, see Note 8, Commitments and Contingencies in the accompanying notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, and Note 8, Commitments and Contingencies in the accompanying notes to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the three month period ended June 30, 2024. Our substantial indebtedness and other obligations, including streaming content obligations, may:
•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on our existing senior notes and our other obligations, including the notes;
•	limit our ability to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions or other general business purposes;
•	increase our cost of borrowing;
•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;
•	require us to use a substantial portion of our cash flow from operations to make debt service payments and pay our other obligations when due;
•	limit our flexibility to plan for, or react to, changes in our business and industry;
•	place us at a competitive disadvantage compared to our less leveraged competitors; and
•	increase our vulnerability to the impact of adverse economic and industry conditions, including changes in interest rates and foreign exchange rates.

The notes are our obligations and not the obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.
The notes are exclusively our obligations and not those of our subsidiaries. We conduct a substantial portion of our operations through our subsidiaries. As a result, our ability to make payments on the notes will depend upon the receipt of dividends and other distributions from our subsidiaries.
Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries, may be subject to contractual restrictions and may require regulatory approval. If our subsidiaries are unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make principal and interest payments on our debt, including the notes.
In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. Your ability as a holder of the notes to benefit indirectly from that distribution also will be subject to these prior claims. The notes offered hereby are not guaranteed by any of our subsidiaries. The terms of the indentures governing our existing senior notes contain provisions that, subject to certain exceptions, restrict the ability of our domestic subsidiaries to incur additional debt, unless such subsidiary guarantees the existing senior notes. As a result, the notes offered hereby will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, including to the extent that our subsidiaries guarantee any of our existing senior notes.
As of June 30, 2024, the aggregate amount of all debt and other liabilities of our consolidated subsidiaries that would structurally rank senior to the notes was approximately $27 billion, some of which is denominated in currencies other than the U.S. dollar.
The notes will not restrict our ability to incur additional debt and other obligations (including content obligations), to repurchase our securities or to take other actions that could negatively impact our ability to pay our obligations under the notes.
Neither the notes nor the indenture governing the notes will restrict our ability or the ability of our subsidiaries to incur additional debt and other obligations (including content obligations), repurchase securities, recapitalize, pay dividends or make other distributions to stockholders, or require us to maintain interest coverage or other current ratios.
Other than as described above and under the caption “Description of Notes—Repurchase Upon a Change of Control” below, the provisions of the indenture governing the notes will not afford holders of debt securities issued thereunder, including the notes, protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders. In addition, our ability to recapitalize, incur additional debt and take a number of other actions that will not be limited by the terms of the notes or the indenture could have the effect of diminishing our ability to make payments on the notes when due.
The notes will be effectively junior to any future secured indebtedness we may incur.
The notes will not be secured by any of our assets. If we incur any secured indebtedness or other obligations without equally and ratably securing the notes offered hereby (as is permitted in certain circumstances), the holders of any such additional secured indebtedness or other obligations would have payment priority, to the extent of the value of the assets securing such indebtedness (but not the notes) or other obligations, in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. These payment priorities may have the effect of reducing the amount available to be paid to you. If new debt or additional content obligations are added to our current levels, the related risks that we and our subsidiaries now face could intensify.
Although we do not currently have any outstanding secured indebtedness for money borrowed, the indenture under which the notes will be issued does not preclude us from issuing secured debt. See the section entitled “Description of Notes—Certain Covenants.”

We may not be able to repurchase all of the notes upon a change of control, which would result in a default under the notes.
Upon the occurrence of a Change of Control Triggering Event (as defined under the caption “Description of Notes—Repurchase Upon a Change of Control”), unless we have exercised our right to redeem the notes in full, have defeased the notes or have satisfied and discharged the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. Our Revolving Credit Agreement and the indentures governing our existing senior notes contain similar provisions and agreements governing indebtedness that we may incur in the future may contain similar provisions or provide that a change of control will be a default that permits the lenders to accelerate the maturity of the borrowings thereunder. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes for cash may be limited by law or by the terms of other agreements relating to our outstanding indebtedness at that time. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and for holders of the notes.
The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events, including a highly leveraged transaction, and may not protect your investment.
The indenture for the notes offered hereby does not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•
limit our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other obligations (including content obligations), which would rank structurally senior to our equity interests in those subsidiaries and to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;
•	limit our ability to incur indebtedness or other obligations (including content obligations) that is equal in right of payment to the notes;
•	restrict our ability to repurchase or prepay our securities; or
•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities.
Furthermore, the limitation on liens covenant contained in the indenture for the notes contains certain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. The indenture for the notes does not contain protections in the event of a change of control, unless accompanied by certain ratings downgrades. We could engage in many types of highly leveraged transactions, such as certain acquisitions, mergers, reorganizations, restructurings, refinancings or recapitalizations, that could adversely affect our capital structure and the value of the notes. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not meet the specific requirements of the definition of Change of Control Triggering Event in the indenture required to trigger these provisions, notably, that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes, following which the notes are no longer rated “investment grade.” Except as described under “Description of Notes—Repurchase Upon a Change of Control,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction. For these reasons, you should not consider the covenants in the indenture as significant factors in evaluating whether to invest in the notes. See “Description of Notes—Certain Covenants”.
There may not be a liquid market for the notes.
The notes constitute new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation of the notes on any automated dealer quotation system. No market for any series of notes may ever develop, and any market that does develop may not be liquid or may not last. Although the representatives of the underwriters have advised us that, following completion of the offering of the notes, one or more of the underwriters currently intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent active trading markets do not develop, you may not be able to resell your notes at their fair market value or at all.
Many factors independent of our creditworthiness may affect the trading market for the notes. These factors include the:
•	propensity of existing holders to trade their positions in the notes;
•	time remaining to the maturity of the notes;
•	outstanding amount of each series of notes;
•	redemption of the notes; and
•	level, direction and volatility of market interest rates generally.
Ratings of the notes may change after issuance and affect the market price and marketability of the notes.
We currently expect that, prior to issuance, the notes will be rated by one or more ratings agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of each rating may be obtained from each such rating agency. There is no assurance that any credit ratings will be issued or remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the issuing rating agency, if, in such rating agency’s judgment, circumstances so warrant. It is also possible that ratings may be lowered in connection with future events, such as future acquisitions or regulatory action taken against us. Any lowering, suspension or withdrawal of such ratings or the anticipation of future changes to such ratings may have an adverse effect on the market prices or marketability of the notes and our corporate borrowing costs. Any rating is not a recommendation to purchase, sell or hold the notes, and does not correspond to market prices or suitability for a particular investor.
Redemption may adversely affect your return on the notes.
We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.
The prices at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.
We believe that the value of each series of notes in any secondary market will be affected by interest rates, supply and demand for the notes and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the impact of any one factor on the market value of the notes may be offset or magnified by the effect of another factor. An offsetting negative factor could, for example, entirely eliminate a positive impact attributable to another factor. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, assuming all other conditions remain constant, if U.S. interest rates increase, the market value of the notes may decrease. Actual or anticipated changes in our credit ratings, or actual or anticipated changes in our financial condition or results of operations, among other factors, may have an impact on the market value of the notes.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the notes will be approximately $1.78 billion after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds for the repayment at maturity of our 5.875% Senior Notes due 2025 (the “5.875% Senior Notes”), 3.000% Senior Notes due 2025 (the “3.000% Senior Notes”) and 3.625% Senior Notes due 2025 (the “3.625% Senior Notes”), and general corporate purposes. The 5.875% Senior Notes mature on February 15, 2025, and bear interest at a rate of 5.875% per annum. The 3.000% Senior Notes mature on June 15, 2025, and bear interest at a rate of 3.000% per annum. The 3.625% Senior Notes mature on June 15, 2025, and bear interest at a rate of 3.625% per annum. Pending their use, the net proceeds may be invested temporarily in short-term marketable securities. Our management will have broad discretion in the application of the net proceeds, and the purposes for which they are used may change from those described above.

CAPITALIZATION
The following table presents our cash and cash equivalents and capitalization as of June 30, 2024:
•	on an actual basis; and
•	on an as adjusted basis giving effect to the issuance of the notes offered hereby, but not the application of the net proceeds therefrom.
You should read this table in conjunction with the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which we have incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of June 30, 2024
	Actual	As adjusted
	(in millions)
Cash and cash equivalents	$6,625	$8,405
Long-term debt
Revolving Credit Facility(1)	$—	$—
4.90% Senior Notes offered hereby(2)	—	1,000
5.40% Senior Notes offered hereby(2)	—	800
5.875% Senior Notes due 2025(3)	800	800
3.000% Senior Notes due 2025(3)(4)	503	503
3.625% Senior Notes due 2025(3)	500	500
4.375% Senior Notes due 2026	1,000	1,000
3.625% Senior Notes due 2027(4)	1,394	1,394
4.875% Senior Notes due 2028	1,600	1,600
5.875% Senior Notes due 2028	1,900	1,900
4.625% Senior Notes due 2029(4)	1,178	1,178
6.375% Senior Notes due 2029	800	800
3.875% Senior Notes due 2029(4)	1,285	1,285
5.375% Senior Notes due 2029	900	900
3.625% Senior Notes due 2030(4)	1,178	1,178
4.875% Senior Notes due 2030	1,000	1,000
Total debt	$14,038	$15,838
Total stockholders’ equity	$22,113	$22,113
Total capitalization	$36,151	$37,951
(1)	As of June 30, 2024, we had $3.0 billion of available borrowing capacity under our Revolving Credit Agreement.
(2)	Represents the aggregate principal amount of notes offered hereby.
(3)	Classified as short-term debt on the consolidated balance sheets included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.
(4)
Debt is denominated in euros with 3.000% Senior Notes for €470 million, 3.625% Senior Notes for €1,300 million, 4.625% Senior Notes for €1,100 million, 3.875% Senior Notes for €1,200 million, and 3.625% Senior Notes for €1,100 million, and is remeasured into U.S. dollars at each balance sheet date. The amount in USD above is based on a EUR/USD exchange rate of approximately €1 to $1.07 as of June 30, 2024.

DESCRIPTION OF NOTES
We will issue $1,000,000,000 aggregate principal amount of 4.90% Senior Notes due 2034 (the “2034 notes”) and $800,000,000 aggregate principal amount of 5.40% Senior Notes due 2054 (the “2054 notes” and, together with the 2034 notes, the “notes”). The 2034 notes and the 2054 notes will be issued as separate series of debt securities under an indenture dated July 29, 2024 between us and Computershare Trust Company, National Association, as trustee (the “base indenture”). The base indenture will be supplemented by a supplemental indenture to be entered into concurrently with the delivery of the notes (as so supplemented, the “indenture”). The indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The specific terms of each other series that we may issue in the future may differ from those of the notes. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture, nor does it limit the number of other series or the aggregate amount of any particular series.
The indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), and the provisions of the TIA are and will be incorporated in and form a part of the indenture. The following description is a summary, and does not describe every aspect of the notes, the indenture and those terms made a part of the indenture by reference to the TIA. The following description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture. Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge upon request. See “Where You Can Find More Information” and “Incorporation by Reference.” We urge you to read the indenture and the notes because they define your rights as a holder of the notes. The covenant provisions of the indenture described below under the caption “Description of Notes—Certain Covenants” will apply to the notes.
For purposes of this section, references to “Netflix,” “the Company,” “we,” “us” and “our” refer only to Netflix, Inc. and not to any of its current or future subsidiaries.
General
The 2034 notes will be limited initially to $1,000,000,000 aggregate principal amount and the 2054 notes will be limited initially to $800,000,000 aggregate principal amount, but we may from time to time, without giving notice to or seeking the consent of the holders of the notes of any series, issue additional notes of any such series having the same terms (except for the issue date, the offering price and, if applicable, the first interest payment date) and ranking equally and ratably with the original notes of such series, and such additional debt securities, together with the original notes of the applicable series, will constitute a single series of debt securities for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions; provided that unless the additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number or in connection with any physical notes, no CUSIP number.
The notes will be:
•	our general unsecured obligations;
•
effectively subordinated in right of payment to any of our secured indebtedness to the extent of the assets securing that indebtedness, and structurally subordinated to all existing and any future indebtedness and other liabilities of our subsidiaries;

•	equal in right of payment with all of our existing and any future unsecured and unsubordinated indebtedness; and
•	senior in right of payment to any of our existing and future indebtedness that is subordinated to the notes.

As of June 30, 2024:
•
on a pro forma basis after giving effect to the issuance of the notes but not the anticipated use of proceeds therefrom, we would have had the equivalent of approximately $15.8 billion of total indebtedness, some of which is denominated in currencies other than the U.S. dollar (and none of which is secured), which would rank equally with the notes offered hereby; and

•
our subsidiaries had approximately $5.3 billion of outstanding total liabilities (some of which is denominated in currencies other than the U.S. dollar), including trade payables and content liabilities, but excluding (1) intercompany liabilities and (2) obligations of a type not required to be reflected on a balance sheet of such subsidiaries, all of which will be structurally senior to the notes.

As of June 30, 2024, we had no secured debt outstanding to which the notes would be effectively subordinated and we had commitments of $3.0 billion under our Revolving Credit Agreement available to us, which, if borrowed, would rank equally with the notes.
The notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be issued in the form of one or more global securities, without coupons, which will be deposited initially with, or on behalf of, The Depository Trust Company (“DTC”) and its participants Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”).
Principal and Interest
The 2034 notes will mature on August 15, 2034 and the 2054 notes will mature on August 15, 2054. No sinking fund will be provided with respect to the notes.
Interest on the 2034 notes will accrue at the rate of 4.90% per annum and interest on the 2054 notes will accrue at the rate of 5.40% per annum. We will pay interest on the notes from August 1, 2024, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2025, until the principal is paid or made available for payment. Interest will be paid to the persons in whose names the notes are registered at the close of business on February 1 or August 1 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
If any interest payment date or date of maturity of principal of the notes of a series falls on a day that is not a business day, then payment of interest or principal may be made on the next succeeding business day with the same force and effect as if made on the nominal interest payment date or the date of maturity, and no interest will accrue for the period after such nominal date.
Optional Redemption
Prior to the Par Call Date (as defined below) for a series of notes, such notes will be redeemable, in whole or in part, at any time and from time to time, at Netflix’s option, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus (i) 15 basis points in the case of the 2034 notes or (ii) 15 basis points in the case of the 2054 notes, in each case, less (b) interest accrued to the date of redemption, and
(2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date for a series of notes, Netflix may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means (i) with respect to the 2034 notes, May 15, 2034 (three months prior to the maturity date of the 2034 notes) and (ii) with respect to the 2054 notes, February 15, 2054 (six months prior to the maturity date of the 2054 notes).
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs:
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the applicable redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the applicable redemption date.
If on the third business day preceding the applicable redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Netflix’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall have no obligation to determine or verify any determination of the redemption price.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless Netflix defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
No Mandatory Redemption; Open Market Purchases
We are not required to make any mandatory sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described under the caption “—Repurchase Upon a Change of Control.”
We may acquire the notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as the acquisition does not otherwise violate the terms of the indenture.
Repurchase Upon a Change of Control
If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes in full, as described above, have defeased the notes or have satisfied and discharged the notes as described below, we will make an offer to each holder (the “Change of Control Offer”) to repurchase any and all of such holder’s notes at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased (such principal amount to be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) plus accrued and unpaid interest, if any, thereon, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, notice shall be given to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice.
Notwithstanding the foregoing, installments of interest on the applicable series of notes that are due and payable on interest payment dates falling on or prior to the Change of Control Payment Date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.
On the Change of Control Payment Date, we will be required, to the extent lawful, to:
•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
•	deposit with the trustee or a paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
•
deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased, that all conditions precedent contained in the indenture to make a Change of Control Offer have been complied with and that the Change of Control Offer has been made in compliance with the indenture.

Certain Covenants
Limitation on Liens.
We will not, and will not permit any Domestic Restricted Subsidiaries to enter into, create, incur or assume any Lien on any Principal Property, whether now owned or hereafter acquired, in order to secure any Indebtedness, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:
•	Liens existing as of the Issue Date;

•	Liens granted after the Issue Date created in favor of the holders of such notes;
•
Liens created in substitution of, or as replacements for, any Liens described in the preceding two bullet points; provided that based on a good faith determination of one of our Financial Officers, the Principal Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Principal Property encumbered by the otherwise permitted Lien which is being replaced; and

•	Permitted Liens.
Notwithstanding the foregoing, we or any Domestic Restricted Subsidiary may, without equally and ratably securing the notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, the Aggregate Lien Amount does not exceed an amount equal to the greater of (a) $7.0 billion, and (b) 15.0% of our Consolidated Total Assets for the Measurement Period immediately preceding the date of the creation or incurrence of the Lien. We or any Domestic Restricted Subsidiary also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.
Consolidation, Merger and Sale of Assets.
We will not consolidate with or merge with or into, or convey, sell, transfer or lease all or substantially all of our and our Subsidiaries’ properties and assets (determined on a consolidated basis), taken as a whole, to, any Person, in a single transaction or in a series of related transactions, unless:
•
either (a) we are the Person formed by or surviving any such consolidation or merger (the Person formed by or surviving a consolidation or merger, the “continuing Person”) or (b) the Person (if other than us) formed by such consolidation or into which we are merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of our and our Subsidiaries’ properties and assets (determined on a consolidated basis), taken as a whole (the “Successor Company”), is an entity organized under the laws of the United States of America, any state thereof or the District of Columbia;

•	if we are not the continuing Person, the Successor Company expressly assumes our obligations with respect to the notes and the indenture pursuant to a supplemental indenture;
•
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	if we are not the continuing Person, we have or the Successor Company has delivered to the trustee the certificates and opinions required under the indenture.
Upon any transaction or series of related transactions to which the foregoing requirements apply and are effected in accordance with such requirements, the Successor Company shall succeed to, and be substituted for us, and may exercise every right and power of ours under the indenture with the same effect as if such Successor Company had been named as the Company therein; and when a Successor Company duly assumes all of our obligations and covenants pursuant to the indenture and the notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.
Definitions of Certain Terms
The following are the meanings of terms that are important in understanding the covenants above.
“Aggregate Lien Amount” means as of the date of determination, the lesser of (a) the then outstanding aggregate principal amount of our and our Domestic Restricted Subsidiaries’ Indebtedness incurred after the Issue Date and secured by Liens not permitted under the first paragraph under the caption above entitled “—Certain Covenants—Limitation on Liens” and (b) the fair market value of the assets subject to the Liens referred to in clause (a), as determined in good faith by a Financial Officer of us.
“Board of Directors” means our Board of Directors or any committee thereof duly authorized to act on behalf of our Board of Directors.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
“Change of Control” means:
(1) we become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or has become the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of our Voting Stock; provided, however, that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly; and provided, further, that a transaction will not be deemed to involve a Change of Control under this clause (1) if (a) the Company becomes a direct or indirect wholly owned subsidiary of another Person, and (b)(i) the direct or indirect holders of the Voting Stock of such Person immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no “person” or “group” (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; or
(2) we sell, convey, transfer or lease (either in one transaction or a series of related transactions) all or substantially all assets of our and our Subsidiaries’ taken as a whole to, or merges or consolidates with, a Person (other than us or any of our Subsidiaries), other than any such merger or consolidation where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or parent entity thereof immediately after giving effect to such transaction.
“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by a downgrade of our Debt Ratings within the Ratings Decline Period for such Change of Control by each of Moody’s and S&P (or, in the event Moody’s or S&P or both shall cease rating the Debt Rating of us (for reasons outside our control) and we shall select any other nationally recognized rating agency, the equivalent of such ratings by such other nationally recognized rating agency) to a level that is lower than an Investment Grade Rating by each of such rating agencies.
“Consolidated Subsidiaries” means, as of any date of determination and with respect to any Person, those Subsidiaries of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of us and our Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Content” means rights to audio/visual content, and any rights in assets related to the acquisition, development, production or licensing of such content, and the products and proceeds thereof.
“Content Acquisition Transaction” means any purchase (which includes the development, production, licensing of Content or other arrangement for the acquisition of Content, including through the acquisition of one or more entities whose primary assets are Content) of any Content by us or any of our subsidiaries.
“Content Disposition Transaction” means any disposition (which includes the sale, licensing, exploitation, distribution or other arrangement for the disposition) of any Content or any rights or assets related thereto, including any transaction (including a borrowing) for purposes of monetizing receivables or other rights to payment arising from any such disposition.
“Content Project Subsidiary” means a Subsidiary formed for the purpose of purchasing (which includes the development, production or licensing of Content or other arrangement for the acquisition of Content, including through the acquisition of one or more entities whose primary assets are Content) or disposing (which includes the sale, licensing, exploitation, distribution or other arrangement for the disposition) of Content, provided that the assets of such Subsidiary are limited to (A) Content with respect to Related Projects, (B) assets and rights arising from any disposition (which includes the sale, licensing, exploitation, distribution or other arrangement for the disposition) of any such Content, (C) cash and cash equivalents, (D) equity of a Subsidiary that is a Content Project Subsidiary with respect to a Related Project, and (E) other assets and rights related to or reasonably necessary or useful for the purpose of engaging in any such acquisition or disposition of such Content.
“Debt Rating” means, as of the date of determination, the rating as determined by either S&P or Moody’s of our non-credit enhanced, senior unsecured long-term debt.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Domestic Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized or existing under the laws of the United States, any state thereof or the District of Columbia, other than any such Subsidiary that is owned (directly or indirectly) by a Foreign Subsidiary of such Person.
“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into or exchangeable for equity.
“Existing Senior Notes” means our 5.875% Senior Notes due 2025, 3.000% Senior Notes due 2025, 3.625% Senior Notes due 2025, 4.375% Senior Notes due 2026, 3.625% Senior Notes due 2027, 4.875% Senior Notes due 2028, 5.875% Senior Notes due 2028, 4.625% Senior Notes due 2029, 6.375% Senior Notes due 2029, 3.875% Senior Notes due 2029, 5.375% Senior Notes due 2029, 3.625% Senior Notes due 2030 and 4.875% Senior Notes due 2030.
“Finance Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of such Person as lessee is required to be classified and accounted for as a finance lease in accordance with GAAP.
“Financial Officer” means any of the chief financial officer, principal accounting officer, vice president of finance, treasurer or corporate controller or most senior financial officer of us.
“Foreign Subsidiary” means with respect to any Person, any Subsidiary of such Person other than one that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the Issue Date.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, an agreement or arrangement or series of related agreements or arrangements providing for or in connection with the purchase of assets, securities, services or rights (including, without limitation, a Content Acquisition Transaction) that is entered into in connection with our business or any Subsidiary of ours (including any consent or acknowledgement of assignment, including any assignment of payment obligations and related obligations, and related waivers) shall not constitute a Guarantee, provided payment obligations provided for under such agreements or arrangements are limited to payments for assets, securities, services and rights (including Content) and other ancillary payment obligations customary in such transactions. The term “Guarantee” used as a verb has a corresponding meaning.
“Indebtedness” of any specified Person means any obligation for borrowed money. For the avoidance of doubt, Indebtedness with respect to any Person only includes indebtedness for the repayment of money provided to such Person, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction, or may be an obligation that under GAAP is classified as “debt” or another type of liability, whether required to be reflected on the balance sheet of such Person or otherwise.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (1) the purchase or acquisition of any Capital Stock or other evidence of beneficial ownership in another Person; and (2) the purchase, acquisition or Guarantee of the Indebtedness or other liability of another Person.
“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P).
“Issue Date” means the date of original issuance of the notes under the indenture.
“Joint Venture” means, with respect to any Person, any partnership, corporation or other entity in which up to and including 50% of the Equity Interests is owned, directly or indirectly, by such Person and/or one or more of its Subsidiaries.
“Lien” means any lien, security interest, mortgage, charge or similar encumbrance; provided, however, that in no event shall an operating lease or a nonexclusive license be deemed to constitute a Lien.
“Measurement Period” means, at any date of determination, our most recently completed four fiscal quarters for which financial statements have been or are required to be filed with the SEC.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Permitted Liens” means:
•
Liens on any assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction (which term includes, for avoidance of doubt, development, creation and production) of such asset, which obligations are incurred no later than 12 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

•
(a) Liens given to secure the payment of the purchase price or other acquisition, installation or construction (which term includes, for avoidance of doubt, development, creation and production) costs incurred in connection with the acquisition (including acquisition through merger or consolidation) of any Principal Property, including Finance Lease transactions in connection with any such acquisition and including any purchase money Liens, and (b) Liens existing on any Principal Property at the time of acquisition (including acquisition through merger or consolidation) thereof or at the time of acquisition by us or any Domestic Restricted Subsidiary of any Person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that with respect to clause (a), the Liens shall be given within 12 months after such acquisition and shall attach solely to the Principal Property acquired or purchased and any improvements then or thereafter placed thereon and any proceeds thereof, accessions thereto and insurance proceeds thereof;

•	Liens in favor of us or a Domestic Restricted Subsidiary;
•
Liens on any Principal Property in favor of the United States of America or any state thereof or any political subdivision thereof to secure progress or other payments or to secure Indebtedness incurred for the purpose of financing the cost of acquiring, constructing or improving such Principal Property;

•
Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business, Liens in connection with legal proceedings and Liens arising solely by virtue of any statutory, common law or contractual provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to securities accounts, deposit accounts or other funds maintained with a creditor depository institution;

•
Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

•
Liens to secure the performance of bids, trade or commercial contracts, government contracts, purchase, construction, sales and servicing contracts (including utility contracts), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, deposits as security for contested taxes, import or customs duties, liabilities to insurance carriers or for the payment of rent, and Liens to secure letters of credit, Guarantees, bonds or other sureties given in connection with the foregoing obligations or in connection with workers’ compensation, unemployment insurance or other types of social security or similar laws and regulations;

•
licenses and sublicenses of intellectual property of us and our Domestic Restricted Subsidiaries and leases and subleases of property granted to others not in any way interfering in any material respect with the business of us and our Subsidiaries;

•
Liens upon specific items of inventory or other goods, documents of title and proceeds of any Person securing such Person’s obligation in respect of letters of credit or banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

•
Liens on stock, partnership or other equity interests in any Joint Venture of us or any Domestic Restricted Subsidiaries or in any Domestic Restricted Subsidiary that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture; provided that, in each case, the Indebtedness secured by such Lien is not secured by a Lien on any other property of us or any Domestic Restricted Subsidiary;

•
Liens and deposits securing netting services, business credit card programs, overdraft protection and other treasury, depository and cash management services or incurred in connection with any automated clearing-house transfers of funds or other fund transfer or payment processing services;

•	Liens on, and consisting of, deposits made by us to discharge or defease the notes and the indenture or any other Indebtedness, including the Existing Senior Notes and Revolving Credit Agreement;
•	Liens on insurance policies and the proceeds thereof incurred in connection with the financing of insurance premiums;
•
easements, rights of way, covenants, restrictions, minor encroachments, protrusions, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and other similar charges and encumbrances and Liens in favor of governmental authorities and public utilities, that do not materially interfere with the ordinary course of business of us and our Subsidiaries, taken as a whole;

•
Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements;

•
Liens on (a) assets of a Content Project Subsidiary in connection with (x) Content Acquisition Transactions by such Subsidiary and other Content Acquisition Transactions with respect to Related Projects by one or more Content Project Subsidiaries, and (y) Content Disposition Transactions by such Subsidiary or other Content Disposition Transactions with respect to Related Projects by one or more Content Project Subsidiaries, and (b) assets in connection with such transactions, provided, in the case of us only, such Liens attach solely to the Content acquired in such transaction, the rights arising as a result of the disposition of such Content or rights therein (including receivables and other rights to payment arising from such transaction), other assets related to such Content or such rights and, in each case, the products and proceeds thereof; or

•
any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the preceding bullet points, inclusive.

For the avoidance of doubt, the inclusion of specific Liens in the definition of “Permitted Liens” shall not create any implication that the obligations secured by such Liens constitute Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Principal Property” means, with respect to any Person, all of such Person’s interests in any kind of property or asset (including the Capital Stock in and other securities of any other Person), except such as the Board of Directors by resolution determines in good faith (taking into account, among other things, the materiality of such property to the business, financial condition and earnings of us and our Consolidated Subsidiaries taken as a whole) not to be material to the business of us and our Consolidated Subsidiaries, taken as a whole.
“Ratings Decline Period” means, with respect to any Change of Control, the period that (1) begins on the earlier of (a) the date of the first public announcement of the occurrence of such Change of Control or of our intention or a stockholder of the Company, as applicable, to effect such Change of Control or (b) the occurrence of such Change of Control and (2) ends on the 60th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as our Debt Rating, as noted by the applicable rating agency, is under publicly announced consideration for downgrade by the applicable rating agency.
“Related Projects” means (i) a specified project or a series of projects (e.g., a television series and subsequent seasons of such series), (ii) a project and any derivative works related to such project, and (iii) a group of projects pursuant to a commercial agreement or other arrangement (including a development, production or licensing agreement or arrangement) that provides for or includes such group of projects (e.g., a “slate”).
“Subsidiary” of a Person means a corporation, partnership, limited liability company or other similar entity a majority of whose Voting Stock is owned by such Person or a Subsidiary of such Person. Unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of us.
“S&P” means S&P Global Ratings and any successor to its rating agency business.
“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
Provision of Financial Information
We will file with the trustee, within 15 days after we have filed the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC); provided that the delivery of reports, information and documents to the trustee by electronic means or filing of documents via the EDGAR system (or any successor electronic filing system) shall be deemed to be filed with the trustee as of the time such documents are filed via EDGAR (or such successor system), it being understood that the trustee shall have no responsibility whatsoever to determine if such filings have been made.
Events of Default
The indenture defines an Event of Default with respect to any series of debt securities issued pursuant to the indenture, including the notes. Events of Default on the notes are any of the following:
•	default in the payment of the principal or any premium on a note when due (whether at maturity, upon acceleration, redemption or otherwise);
•	default for 30 days in the payment of interest on a note when due;
•
failure by us to observe or perform any other term of the indenture for a period of 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes of the affected series; or

•	certain events in bankruptcy, insolvency or reorganization with respect to us.

An Event of Default under one series of debt securities issued pursuant to the indenture does not necessarily constitute an Event of Default under any other series of debt securities. The indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if a responsible officer of the trustee in good faith determines it is in the interest of such holders to do so.
Remedies If an Event of Default Occurs
The indenture provides that if an Event of Default has occurred with respect to a series of debt securities and has not been cured, the trustee or the holders of not less than 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization with respect to us, the principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder. At any time after the principal of a series of debt securities has been declared due and payable, and before any judgment or decree for the payment of the amount due has been obtained or entered for that series of debt securities as provided in the indenture, the holders of a majority in aggregate principal amount of the debt securities of the affected series may by written notice to us and the trustee may, on behalf of the holders of the debt securities of the affected series, rescind and annul the declaration and its consequences if:
•
we have paid or caused to be paid or deposited with the trustee an amount sufficient to pay all matured installments of interest on the series of debt securities and the principal of and premium, if any, on the series of debt securities that have become due otherwise than by acceleration (with interest on the principal and premium, if any, and, to the extent that a payment is enforceable under applicable law, upon overdue installments of interest, at the rate expressed in the series of debt securities to the date of such payment or deposit); and

•
any and all Events of Default under the indenture with respect to that series, other than the nonpayment of principal on the series of debt securities that shall have become due solely by such declaration of acceleration, has been remedied or waived as provided in the indenture.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from losses, costs, fees, and expenses and liability (called an “indemnity”). If indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.
Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:
•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;
•
the holders of 25% in principal amount of all outstanding notes of the affected series must make a written request that the trustee take action because of the Event of Default, and provide indemnity satisfactory to the trustee against the costs, losses, liabilities, fees and expenses and other liabilities of taking that action and

•
the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity and during such 60-day period, the trustee has not received a contrary instruction from holders of a majority in principal amount of all outstanding notes.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date of that payment.
We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default and what actions have been taken to cure.

Defeasance
Full Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “full defeasance”) if the following conditions are met:
•
we deposit in trust for your benefit and the benefit of all other beneficial owners of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates;

•
there is a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us;

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above;
•	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the defeasance have been fulfilled; and
•	no Default or Event of Default has occurred and is continuing on the date of the deposit.
If we accomplished a full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.
However, even if we make the deposit in trust and deliver an opinion as discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:
•	to register the transfer and exchange of debt securities;
•	to replace mutilated, destroyed, lost or stolen debt securities;
•	to maintain paying agencies; and
•	to hold money for payment in trust.
Covenant Defeasance. Even absent a change to current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants on the debt securities of any series. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, the following conditions must be met:
•
we deposit in trust for your benefit and the benefit of all other beneficial owners of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates;

•
we deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due;

•	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the defeasance have been fulfilled; and
•	no Default or Event of Default has occurred and is continuing on the date of the deposit.
If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy)

and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Book-Entry; Delivery and Form
The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The notes initially will be represented by notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.
Beneficial interests in the Global Notes may be held through Euroclear and Clearstream (as indirect participants in DTC). Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Exchange of Global Notes for Certificated Notes
We will issue Certificated Notes to each person that DTC identifies as the beneficial owner of the notes represented by a Global Note upon surrender by DTC of the Global Note if:
•
DTC notifies us that it is no longer willing or able to act as a depositary for such Global Note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing, and DTC requests the issuance of Certificated Notes; or
•	we determine not to have the notes represented by Global Notes.
In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it:
•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank SA/NV, as operator of the Euroclear system, and Clearstream Banking S.A. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.
Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described above, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our or the trustee’s agents has or will have any responsibility or liability for:
•
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Netflix. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to the Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of we, the trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
For a discussion of the U.S. tax considerations applicable to the notes, please review the section entitled “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.
The notes will not be issued with more than de minimis original issue discount for U.S. federal income tax purposes and accordingly will not be subject to the special U.S. federal income tax considerations applicable to original issue discount securities.

UNDERWRITING
Subject to the terms and conditions contained in an underwriting agreement dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:
Underwriter	Principal Amount of 2034 Notes	Principal Amount of 2054 Notes
Morgan Stanley & Co. LLC	$200,000,000	$160,000,000
Goldman Sachs & Co. LLC	170,000,000	136,000,000
J.P. Morgan Securities LLC	170,000,000	136,000,000
Wells Fargo Securities, LLC	170,000,000	136,000,000
Citigroup Global Markets Inc.	50,000,000	40,000,000
Santander US Capital Markets LLC	50,000,000	40,000,000
SG Americas Securities, LLC	50,000,000	40,000,000
ANZ Securities, Inc.	20,000,000	16,000,000
BNP Paribas Securities Corp.	20,000,000	16,000,000
BofA Securities, Inc.	20,000,000	16,000,000
HSBC Securities (USA) Inc.	20,000,000	16,000,000
RBC Capital Markets, LLC	20,000,000	16,000,000
Standard Chartered Bank	20,000,000	16,000,000
Drexel Hamilton, LLC	5,000,000	4,000,000
Loop Capital Markets LLC	5,000,000	4,000,000
R. Seelaus & Co., LLC	5,000,000	4,000,000
Samuel A. Ramirez & Company, Inc.	5,000,000	4,000,000
Total	$1,000,000,000	$800,000,000
The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.
The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.25% of the aggregate principal amount of the 2034 notes and 0.45% of the aggregate principal amount of the 2054 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.15% of the aggregate principal amount of the 2034 notes and 0.30% of the aggregate principal amount of the 2054 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The following table shows the underwriting discounts that we will pay to the underwriters in connection with the offering of the notes:
Paid by Us
Per 2034 note	0.400%
Per 2054 note	0.750%
Total	$10,000,000
Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $4.0 million.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.
The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.
In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities, as well as other purchases by the underwriters for their own accounts, may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.
The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. Certain of the underwriters or their affiliates who have a lending relationship with us routinely hedge, have hedged and/or may hedge their credit exposure to us, and certain of those underwriters or their affiliates are likely in the future to hedge or otherwise reduce their exposure to us, in each case, consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, potentially including the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In addition, certain underwriters and their affiliates served or are serving in the following roles for our Revolving Credit Agreement, dated as of April 12, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time): an affiliate of J.P. Morgan Securities LLC (“J.P. Morgan”), an affiliate of Morgan Stanley & Co. LLC (“Morgan Stanley”), an affiliate of Goldman Sachs & Co. LLC, and an affiliate of Wells Fargo Securities, LLC (“Wells Fargo Securities”) as joint lead arrangers and joint bookrunners; an affiliate of Morgan Stanley as syndication agent; an affiliate of J.P. Morgan as administrative agent; an affiliate of Goldman Sachs & Co. LLC and an affiliate of Wells Fargo Securities as documentation agents and; an affiliate of J.P. Morgan, an affiliate of Morgan Stanley, an affiliate of Goldman Sachs & Co. LLC, an affiliate of Wells Fargo Securities, an affiliate of Citigroup Global Markets Inc., an affiliate of Santander US Capital Markets LLC, an affiliate of SG Americas Securities, LLC, an affiliate of ANZ Securities, Inc., an affiliate of BNP Paribas Securities Corp., an affiliate of BofA Securities, Inc., an affiliate of HSBC Securities (USA) Inc., an affiliate of RBC Capital Markets, LLC and Standard Chartered Bank as lenders.
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments, including our existing senior notes.
It is expected that delivery of the notes will be made against payment therefor on or about August 1, 2024, which is the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day preceding settlement will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors in this regard.
Notice to Prospective Investors
Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, the “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and

Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
Notice to Prospective Investors in Hong Kong
The notes have not been and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the notes have been or will be issued or have been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes have not been and will not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Singapore SFA Product Classification—Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland
Neither this prospectus supplement nor the accompanying prospectus is intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS
Certain legal matters in connection with the notes will be passed upon for Netflix by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. The underwriters have been represented by Davis Polk & Wardwell LLP, Menlo Park, California.
EXPERTS
The consolidated financial statements of Netflix, Inc. appearing in Netflix, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.netflix.com. Information accessible on or through our website is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus.
Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 001-35727) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the time that we sell all of the securities offered by this prospectus supplement, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless the information is expressly incorporated herein:
•
Annual Report on Form 10-K for the year ended December 31, 2023, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for our 2024 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024; and
•	Current Reports on Form 8-K filed on April 18, 2024 (solely to the extent information is provided under Item 8.01 thereof), and June 7, 2024.
Copies of these filings are available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the SEC website at www.sec.gov or by requesting them from Netflix at the following address: Netflix, Inc., 121 Albright Way, Los Gatos, California 95132, Attn: Investor Relations, or by telephone at (408) 540-3700.

PROSPECTUS

Netflix, Inc.

Debt Securities
We may issue securities from time to time in one or more offerings, in amounts, at prices and on terms determined at the time of offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus, which will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.
The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.
Investing in our securities involves risks. Please carefully read the information under the heading “Risk Factors” in this prospectus and any similar section contained in the applicable prospectus supplement, and “Risk Factors” of our most recent report on Form 10-K or 10-Q that is incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 29, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest in our securities, you should read both this prospectus and any applicable prospectus supplement together with the additional information described in the sections titled “Where You Can Find More Information” and “Incorporation by Reference.”
We have not authorized anyone to provide you with information that is different from that contained, or incorporated by reference, in this prospectus, any applicable prospectus supplement or in any related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Unless the context indicates otherwise, references in this prospectus to “Netflix, Inc.,” “we,” “our” and “us” refer, collectively, to Netflix, Inc., a Delaware corporation, and its subsidiaries taken as a whole.
Company Overview
We are one of the world’s leading entertainment services with over 277 million paid memberships in over 190 countries enjoying TV series, films and games across a wide variety of genres and languages. Members can play, pause and resume watching as much as they want, anytime, anywhere, and can change their plans at any time.
Our core strategy is to grow our business globally within the parameters of our operating margin target. We strive to continuously improve our members’ experience by offering compelling content that delights them and attracts new members. We seek to drive conversation around our content to further enhance member joy, and we are continuously enhancing our user interface to help our members more easily choose content that they will find enjoyable.
Corporate Information
Our principal executive offices are located at 121 Albright Way, Los Gatos, California 95032, and our telephone number is (408) 540-3700. We maintain a website at ir.netflix.net. Information contained in or accessible through our website is not part of or incorporated by reference in this prospectus.

RISK FACTORS
An investment in our securities involves risks. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the applicable prospectus supplement, as well as the risks, uncertainties and assumptions discussed under “Risk Factors” of our most recent Annual Report on Form 10-K (as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future) and other documents that we may incorporate by reference in this prospectus. See “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS
This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.
Undue reliance should not be placed upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
This prospectus and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
The debt securities will be issued under an indenture between us and Computershare Trust Company, National Association, as trustee. We have summarized material provisions of the debt securities and select portions of the indenture below. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The summary is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part and you should read the indenture for provisions that may be important to you. Supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC, as applicable. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture. Unless the context requires otherwise, whenever we refer to an indenture, we also are referring to any supplemental indentures or forms of debt securities that specify the terms of a particular series of debt securities.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered the aggregate principal amount and the terms of the debt securities, including, if applicable:
•	the title and ranking of the debt securities (including the terms of any subordination provisions);
•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities, which may be sold at a discount below their stated principal amount;
•	any limit upon the aggregate principal amount of the debt securities;
•	the date or dates on which the principal of the securities of the series is payable;
•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any, to defer payment of interest and the maximum length of any such deferral period;
•
the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, we may redeem the debt securities, in whole or in part, at our option;

•
any obligation we have to repurchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be repurchased, in whole or in part, pursuant to such obligation;

•
the provisions, relating to conversion or exchange of any debt securities of the series into our common stock or other securities or property and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000, and any integral multiple thereof;
•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
•
the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made and, if other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal or premium or interest, if any, on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;
•
any addition to, deletion of, or change in the covenants or Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;
•
if there is more than one trustee or a different trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent or authenticating agent with respect to such debt securities;

•
any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees.
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of a clearing agency registered under the Exchange Act, which we refer to as the depositary, or a nominee of the depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading titled “—Global Debt Securities and Book-Entry System,” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities
You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System
Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue or series of debt securities.
No Protection in the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may provide holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Consolidation, Merger and Sale of Assets
We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person, which we refer to as a successor person, unless:
•
we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default (as defined below), shall have occurred and be continuing.
Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.
Events of Default
“Event of Default” means with respect to any series of debt securities, any of the following:
•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;
•
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of us; and
•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.
No Event of Default with respect to a particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.
We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof.
If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing (except an Event of Default resulting from certain events of bankruptcy, insolvency, or reorganization with respect to us as described below), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before any judgment or decree for the payment of the amount due shall have been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if (i) we have or have caused to be paid or deposited with the trustee an amount sufficient to pay all matured installments of interest upon all the debt securities of that series and the principal of and premium, if any, on any and all debt securities of that series that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate expressed in the debt securities of that series to the date of such payment or deposit), and (ii) any and all Events of Default, other than the non-payment of accelerated principal with respect to debt securities of that series, have been remedied or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and
•
the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall send to each securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.
Modification and Waiver
We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:
•	to cure any ambiguity, defect or inconsistency;
•	to comply with covenants in the indenture described above under the heading “—Consolidation, Merger and Sale of Assets”;
•	to provide for uncertificated securities in addition to or in place of certificated securities;
•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;
•	to surrender any of our rights or powers under the indenture;
•	to add covenants or events of default for the benefit of the holders of debt securities of any series;
•	to comply with the applicable procedures of the applicable depositary;
•	to make any change that does not adversely affect the rights of any holder of debt securities;
•	to provide for the issuance of, and establish the form and terms and conditions of debt securities of, any series as permitted by the indenture;
•
to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.
We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:
•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•
reduce the principal of, or premium on, or change the fixed maturity of any debt security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•
waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;
•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.
Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance
The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
Defeasance of Certain Covenants
The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:
•
we may omit to comply with the covenant described under the heading titled “—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series.
We refer to this as covenant defeasance. The conditions include:
•
depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;

•	such deposit will not result in a breach or violation of, or constitute a default under the indenture or any other agreement to which we are a party;
•	no Default or Event of Default with respect to the applicable series of debt securities shall have occurred or is continuing on the date of such deposit; and
•
delivering to the trustee an opinion of counsel to the effect that under current U.S. federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

No Personal Liability of Directors, Officers, Employees or Stockholders
None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.
The indenture provides that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.
The indenture provides that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case, located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture further provides that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture further provides that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain United States federal income tax considerations that may be relevant to persons considering the purchase of certain debt securities covered by this prospectus. For a discussion of certain United States federal income tax considerations that may be relevant to persons considering the purchase of indexed debt securities, floating rate debt securities, dual currency debt securities, subordinated debt securities, debt securities that are convertible or exchangeable into our common stock or other securities or property or debt securities providing for contingent or deferred payments, please refer to the related prospectus supplement. You should consult your own tax advisors regarding the tax consequences of the purchase, ownership and disposition of any securities described in this prospectus in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.
This summary, which does not represent tax advice, is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. This summary deals only with debt securities that will be held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code (“the Code”) and, except where otherwise specifically stated, is addressed only to persons who purchase debt securities in the initial offering at their applicable “issue price” as determined for U.S. federal income tax purposes. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, thrifts, real estate investment trusts, regulated investment companies, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities or commodities electing to mark to market, persons that will hold debt securities as a hedge against currency risk or as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a “functional currency” other than the U.S. dollar. Prospective purchasers of debt securities should review the related prospectus supplements for summaries of special United States federal income tax considerations that may be relevant to a particular issue of debt securities. In addition, prospective purchasers should note that this summary does not address other U.S. federal tax consequences (such as estate, gift and net investment income tax consequences), any state, local or foreign tax consequences, the Medicare tax on net investment income or the special timing rules prescribed under Section 451(b) of the Code.
As used herein, the term “United States Holder” means a beneficial owner of a debt security that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or an entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) otherwise subject to U.S. federal income taxation on a net basis with respect to a debt security. If an entity or arrangement treated as a partnership for United States federal income tax purposes holds debt securities, the United States federal income tax treatment of partners will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding debt securities should accordingly consult their own tax advisors. As used herein, the term “Non-United States Holder” means a beneficial owner of a debt security that is not a United States Holder.
United States Holders
Payments or Accruals of Interest
Payments or accruals of qualified stated interest, as defined below under “Original Issue Discount,” on a debt security will be taxable to a United States Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States Holder’s method of tax accounting.

If such payments of interest are made in foreign currency with respect to a debt security that is denominated in such foreign currency, the amount of interest income realized by a United States Holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received, as discussed below). A United States Holder of debt securities that uses the cash method of tax accounting and receives a payment of interest in U.S. dollars should include in income the amount of U.S. dollars received. A United States Holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:
•
the average exchange rate in effect during the interest accrual period, or portion thereof, within such holder’s taxable year (or with respect to an interest accrual period that spans more than one taxable year, at the average exchange rate for the partial period within the taxable year); or

•
at such holder’s election, at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) the date of receipt, if such date is within five business days of the last day of the accrual period or taxable year.

Such election must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States Holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss on the receipt of an interest payment made relating to a foreign currency debt security if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt securities.
A portion of the price paid for a debt security may be allocable to interest that accrued prior to its issue date (“pre-acquisition accrued interest”). On the first interest payment date with respect to such debt security, a United States Holder might be entitled to treat a portion of the interest received, in an amount equal to the pre-acquisition accrued interest, as a return of the pre-acquisition accrued interest and not as a payment of interest on the debt security. Amounts treated as a return of pre-acquisition accrued interest should not be taxable when received. United States Holders should consult their own tax advisors concerning the treatment of any pre-acquisition accrued interest.
Purchase, Sale and Retirement of Debt Securities
A United States Holder’s tax basis in a debt security generally will equal the cost of such debt security to such holder:
•	increased by any amounts includible in income by the holder as original issue discount (“OID”) and market discount (each as described below); and
•	reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on such debt security.
In the case of a foreign currency debt security, the cost of such debt security to a United States Holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the spot rate of exchange on that date. In the case of a foreign currency debt security that is traded on an established securities market, a United States Holder generally should determine the U.S. dollar value of the cost of such debt security by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the purchase in the case of a United States Holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States Holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States Holders. The amount of any subsequent adjustments to a United States Holder’s tax basis in a foreign currency debt security in respect of OID, market discount and premium will be determined in the manner described under “Original Issue Discount,” “Market Discount” and “Debt Securities Purchased at a Premium” below. The conversion of U.S. dollars to another specified currency and the immediate use of such specified currency to purchase a foreign currency debt security generally will not result in any exchange gain or loss for a United States Holder as a result of the conversion or purchase. A United States Holder who purchases a foreign currency debt security with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency debt security on the date of purchase.
Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a debt security, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (less any accrued qualified stated interest, which will be taxable as such) and (ii) the United States Holder’s adjusted tax basis in such debt security. If a United States Holder receives a specified currency other than the U.S. dollar in respect of such disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the debt security.
In the case of a foreign currency debt security that is traded on an established securities market, a United States Holder that receives a specified currency other than the U.S. dollar in respect of such disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the disposition in the case of a United States Holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States Holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States Holders. The election available to accrual basis United States Holders in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, discussed above, must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.
Except as discussed below in connection with foreign currency gain or loss, market discount and short-term debt securities, gain or loss recognized by a United States Holder on the disposition of a debt security will generally be long term capital gain or loss if the United States Holder’s holding period for the debt security exceeds one year at the time of such disposition. Net long-term capital gain recognized by an individual United States Holder generally will be subject to preferential tax. The ability of United States Holders to offset capital losses against ordinary income is limited.
Despite the foregoing, gain or loss recognized by a United States Holder on the disposition of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that a United States Holder receives on the debt security. Any gain or loss realized by a United States Holder in excess of the foreign currency gain or loss will be capital gain or loss as discussed above.
Original Issue Discount
In General. Debt securities with a term greater than one year may be issued with original issue discount (“OID”) for United States federal income tax purposes. Such debt securities are called OID debt securities in this prospectus and will generally be subject to special tax accounting rules. United States Holders generally must accrue OID in gross income over the term of the OID debt securities on a constant yield to maturity basis, regardless of their regular method of tax accounting or when they receive cash attributable to that income. As a result, United States Holders generally will recognize taxable income in respect of an OID debt security in advance of the receipt of cash attributable to such income.
OID generally will arise if the stated redemption price at maturity of the debt security exceeds its issue price by at least a de minimis amount of 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to maturity (referred to as the “de minimis OID amount”). For example, OID may arise if a debt security has particular interest payment characteristics, such as interest holidays, interest payable in additional securities, interest not payable in cash at least annually, or stepped interest. For this purpose, the “issue price” of a debt security is the first price at which a substantial amount of debt securities is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a debt security is the sum of all payments due under the debt security, other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the

OID debt security at a single fixed rate of interest or, under particular conditions, based on one or more interest indices. If the terms of a debt security entitle a holder to receive payments (other than qualified stated interest) that exceed its issue price by less than the de minimis OID amount then, absent an election to make inclusions in income on a constant yield to maturity basis, the holder will generally be required to include such amounts in income as capital gain on a pro rata basis as principal payments are made (or upon a sale, exchange, redemption or other taxable disposition of the debt instrument).
For each taxable year of a United States Holder, the amount of OID that must be included in gross income in respect of an OID debt security will be the sum of the “daily portions” of OID for each day during such taxable year or any portion of such taxable year in which such a United States Holder held the OID debt security. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID debt security. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.
The amount of OID allocable to any accrual period generally will equal (i) the product of the OID debt security’s “adjusted issue price” at the beginning of such accrual period multiplied by its yield to maturity (as adjusted to take into account the length of such accrual period), less (ii) the amount, if any, of qualified stated interest allocable to that accrual period. The “adjusted issue price” of an OID debt security at the beginning of any accrual period will generally equal the issue price of the OID debt security, as defined above, including any accrued interest (i) increased by previously accrued OID from all prior accrual periods, and (ii) reduced by all payments made on such debt security in all prior accrual periods, other than payments of qualified stated interest, on or before the first day of the accrual period. The “yield to maturity” of an OID debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the sum of the present values on the issue date of all payments on the OID debt security to equal the issue price. As a result of this “constant-yield” method of including OID income, the amounts a United States Holder will be required to include in gross income if such holder invests in an OID debt security denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis. In the case of an OID debt security that is a floating rate debt security, both the yield to maturity and the qualified stated interest will be determined for these purposes as though the OID debt security will bear interest in all periods at a fixed rate generally equal to the value, as of the issue date, of the floating interest rate on the OID debt security or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the OID debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.)
Foreign Currency Debt Securities. In the case of an OID debt security that is also a foreign currency debt security, a United States Holder should determine the U.S. dollar amount includible in income as OID for each accrual period by
•	calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above; and
•
translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans more than one taxable year, at the average exchange rate for each partial period), or, at the United States Holder’s election (as described above under “Payments of Interest and Accruals”), at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) on the date of receipt, if such date is within five business days of the last day of the accrual period.

All payments on an OID debt security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID debt security, a United States Holder will recognize ordinary income or loss measured by the difference between (i) the amount received and (ii) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID debt security. The amount accrued will be determined by using the spot rate of exchange applicable to such previous accrual.
Acquisition Premium. A United States Holder that purchases an OID debt security outside of the initial offering for an amount less than or equal to the remaining redemption amount or in the initial offering at a price other than the debt security’s issue price will generally be required to include in gross income the daily portions of the OID, calculated as described above. However, a United States Holder that acquires an OID debt security at a price in excess of the OID debt security’s adjusted issue price but less than or equal to its remaining redemption amount generally is permitted to reduce the daily portions of OID by a fraction to reflect premium paid over the adjusted issue price. The numerator of such fraction is the excess of the United States Holder’s adjusted tax basis in the OID debt security immediately after its purchase over the OID debt security’s adjusted issue price. The denominator of such fraction is the excess of the “remaining redemption amount” over the OID debt security’s adjusted issue price. For purposes of this prospectus, “remaining redemption amount” means the sum of all amounts payable on an OID debt security after the purchase date other than payments of qualified stated interest.
Floating Rate Debt Securities. Floating rate debt securities generally will be treated as “variable rate debt instruments.” Accordingly, the stated interest on a floating rate debt security generally will be treated as “qualified stated interest” and such a debt security will not have original issue discount solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a description of the tax considerations relevant to United States holders of any such debt securities in the applicable prospectus supplement.
The debt securities may have special redemption, repayment or interest rate reset features, as indicated in the related prospectus supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of debt securities with such features should carefully examine the applicable prospectus supplement, and should consult their tax advisors relating to such debt securities.
Market Discount
If a United States Holder purchases a debt security, other than a short-term debt security (as defined below), for an amount that is less than the debt security’s stated redemption price at maturity or, in the case of an OID debt security, for an amount that is less than the debt security’s revised issue price, i.e., the debt security’s issue price increased by the amount of accrued OID, the debt security will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above (in the second paragraph under “Original Issue Discount”). Any gain recognized by the United States Holder on the disposition of debt securities having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such United States Holder.
Alternatively, the United States Holder may elect to include market discount in income currently over the life of the debt security. Such an election will apply to market discount debt securities acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States Holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the debt security to which it is made and is irrevocable. Unless the United States Holder elects to include market discount in income on a current basis, as described above, the United States Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security.
Market discount on a foreign currency debt security will be accrued by a United States Holder in the specified currency. The amount includible in income by a United States Holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the debt security is disposed of by the United States Holder. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States Holder’s taxable year.
Short-Term Debt Securities
The rules set forth above also will generally apply to debt securities having maturities of one year or less from the date of issuance. Those debt securities are called short-term debt securities in this prospectus. Modifications apply to the general rules discussed above.
First, none of the interest on a short-term debt security is treated as qualified stated interest but instead is treated as part of the short-term debt security’s stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term debt securities will be OID debt securities. OID will be treated as accruing on a short-term debt security ratably, or at the election of a United States Holder, under a constant yield method.
Second, a United States Holder of a short-term debt security that uses the cash method of tax accounting and does not identify the short-term debt security as part of a hedging transaction will generally not be required to include OID in respect of the short-term debt security in income on a current basis. Such a United States Holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a United States Holder will be required to treat any gain realized on a disposition of the debt security as ordinary income to the extent such gain does not exceed the holder’s accrued OID on the debt security, and short-term capital gain to the extent the gain exceeds accrued OID. Notwithstanding the foregoing, a United States Holder of a short-term debt security using the cash method of tax accounting may elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States Holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include OID on a short-term debt security in income on a current basis. OID will be treated as accruing for these purposes on a pro rata basis or, at the election of the holder, on a constant-yield basis based on daily compounding.
Third, any United States Holder of a short-term debt security, whether using the cash or accrual method of tax accounting, can elect to accrue the “acquisition discount,” if any, on the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the debt security’s stated redemption price at maturity over the holder’s purchase price for the debt security. Acquisition discount will be treated as accruing ratably or, at the election of the United States Holder, under a constant-yield method based on daily compounding. If a United States Holder elects to accrue acquisition discount, the OID rules will not apply.
As described above, the debt securities may have special redemption features. These features may affect the determination of whether a debt security has a maturity of not more than one year and thus is a short-term debt security. Purchasers of debt securities with such features should carefully examine the applicable prospectus supplement, and should consult their tax advisors in relation to such features.
Debt Securities Purchased at a Premium
A United States Holder that purchases a debt security for an amount in excess of the remaining redemption amount will be considered to have purchased the debt security at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. If the debt security is redeemable prior to maturity, the amount of amortizable premium is determined with reference either to the amount payable on maturity or, if it results in a smaller premium attributable to the earlier redemption period, with reference to the amount payable on the earlier redemption date. Such election, once made, generally applies to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the United States Holder. Such election may be revoked only with the consent of the IRS. A United States Holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. For a United States Holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States Holder’s tax basis when the debt security matures or is disposed of by the United States Holder. Therefore, a United States Holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.
Amortizable bond premium in respect of a foreign currency debt security will be computed in the specified currency and will reduce interest income in the specified currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such debt security based on the difference between (i) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the debt security and (ii) the spot rate of exchange on the date on which the United States Holder acquired the debt security. See “Original Issue Discount—Acquisition Premium” above for a discussion of the treatment of a debt security purchased for an amount less than or equal to the remaining redemption amount but in excess of the debt security’s adjusted issue price.
Non-United States Holders
Payments or Accruals of Interest
Subject to the discussions below under “—FATCA” and “—Information Reporting and Backup Withholding,” a Non-United States Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the debt securities as long as that interest is not “effectively connected” with the Non-United States Holder’s conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by the Non-United States Holder in the United States) and:
•	the Non-United States Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-United States Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;
•	the Non-United States Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-United States Holder’s trade or business; and
•
either (i) the Non-United States Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form that it is not a “U.S. person” (as defined in the Code), and provides its name, address and certain other required information or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt securities on behalf of the Non-United States Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-United States Holder or an intermediate financial institution and furnishes to us or the applicable paying agent a copy thereof.

A Non-United States Holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the debt securities (except as described below with respect to effectively connected income). A Non-United States Holder may be entitled to the benefits of an income tax treaty under which interest on the debt securities is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-United States Holder furnishes us or the applicable paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Purchase, Sale and Retirement of Debt Securities
Generally, subject to the discussions below under “—FATCA” and “—Information Reporting and Backup Withholding,” any gain recognized by a Non-United States Holder on the sale, exchange, redemption or other taxable disposition of a debt security (other than amounts attributable to accrued and unpaid interest, which will generally be treated as described under “—Payments or Accruals of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:
•
the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-United States Holder in the United States), in which case the Non-United States Holder generally will be subject to U.S. federal income tax in the manner described below under “—Effectively Connected Income”; or

•
the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower treaty rate applies) on the amount by which its U.S. source capital gains exceed its U.S. source capital losses.

Effectively Connected Income
If interest or gain recognized by a Non-United States Holder on a debt security is “effectively connected” with the Non-United States Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-United States Holder in the United States), then the Non-United States Holder will be exempt from the withholding tax on interest if the Non-United States Holder provides us or the applicable paying agent with a properly completed and executed IRS Form W-8ECI or an applicable successor form, but the Non-United States Holder will generally be subject to U.S. federal income tax on such interest or gain as if it were a “U.S. person” (as defined in the Code). In addition to such U.S. federal income tax, if the Non-United States Holder is treated as a corporation for U.S. federal income tax purposes, it may be subject to an additional branch profits tax currently at a rate of 30%, or such lower rate provided by an applicable income tax treaty.
FATCA
Under the United States tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of debt securities will generally be subject to 30% U.S. withholding tax on interest payments on the debt securities if the holder is not FATCA compliant, or holds its debt securities through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. If any taxes were to be deducted or withheld from any payments in respect of the debt securities as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the debt securities as a result of the deduction or withholding of such tax. Prospective investors should consult their own tax advisers about how FATCA may apply to their investment in the debt securities.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments on the debt securities made to, and the proceeds of dispositions of debt securities effected by, certain United States taxpayers. In addition, certain United States taxpayers may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-United States taxpayers may be required to comply with applicable certification procedures to establish that they are not United States taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a United States or non-United States taxpayer will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
We may sell securities:
•	through underwriters;
•	through dealers;
•	through agents;
•	directly to purchasers; or
•	through a combination of any of these methods of sale.
In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders.
We may directly solicit offers to purchase securities or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
The distribution of the securities may be effected from time to time in one or more transactions:
•	at a fixed price or prices that may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.
Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.
The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:
•	the name of the agent or any underwriters;
•	the public offering or purchase price;
•	any discounts and commissions to be allowed or paid to the agent or underwriters;
•	all other items constituting underwriting compensation;
•	any discounts and commissions to be allowed or paid to dealers; and
•	any exchanges on which the securities will be listed.
If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.
If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.
Agents, underwriters, dealers and other persons may be entitled under agreements that they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.
If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:
•
the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery.
The underwriters and other persons acting as agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.
Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.
Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than one scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.
The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Netflix, Inc. appearing in Netflix, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at ir.netflix.net. Information accessible on or through our website is not a part of this prospectus.
This prospectus and any prospectus supplement is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.
INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:
•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on January 26, 2024;
•
the information incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 18, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed with the SEC on April 22, 2024, and June 30, 2024, filed with the SEC on July 19, 2024; and
•	our Current Reports on Form 8-K filed with the SEC on April 18, 2024 (solely to the extent information is provided under Item 8.01 thereof), and June 7, 2024.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:
Netflix, Inc.
121 Albright Way
Los Gatos, California 95032
Attn: Investor Relations
(408) 540-3700